UNIVEST CORPORATION OF PENNSYLVANIA
                                AND SUBSIDIARIES

                                     EXHIBIT

                                  [Item 14(c)]


     Subsidiaries
     ------------

(1) Union National Bank and Trust Company is chartered in the Commonwealth of Pennsylvania.

(2)  Pennview Savings Bank is chartered in the Commonwealth of Pennsylvania.

(3) Univest Leasing Corporation is chartered in the Commonwealth of Pennsylvania.

(4) Univest Realty Corporation is chartered in the Commonwealth of Pennsylvania.

(5)  Univest Delaware, Inc. is chartered in the State of Delaware.

(6) Univest Financial Planning Company is chartered in the Commonwealth of Pennsylvania.

(7)  Univest Insurance Company is chartered in the State of Arizona.

(8) Univest Electronic Services Corporation is chartered in the Commonwealth of Pennsylvania.

(9) Delview, Inc. is a wholly owned subsidiary of Pennview Savings Bank that is chartered in the State of Delaware.

All the subsidiaries do business under the above names.